EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration Nos. 333-76234, 333-103130, 333-109584, 333-112489, 333-114441 and 333-116080) of TorreyPines Therapeutics, Inc. and in the related Prospectus and in the Registration Statements on Form S-8 (Registration Nos. 333-98245, 333-48088, 333-103129, 333-118729 and 333-138368) of our report dated March 28, 2007, with respect to the consolidated financial statements of TorreyPines Therapeutics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

San Diego, California
March 28, 2007